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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement Nos. 333-40077 and 333-40077-01 of Starwood Hotels & Resorts (formerly Starwood Lodging Trust) and Starwood Hotels & Resorts Worldwide, Inc. (formerly Starwood Lodging Corporation) (the "Companies") on Form S-3 of our report dated March 24, 1995 on the separate and combined financial statements and financial statement schedules of the Companies appearing in the Companies' Annual Report on Form 10-K/A2 for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.


                                          DELOITTE & TOUCHE LLP

Los Angeles, California

March 9, 1998